Exhibit 10.2
PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 2, 2026 (the “Effective Date”), among FREEHAND INDIAN CREEK LLC, f/k/a Sydell Indian Creek LLC, a Delaware limited liability company (“Seller”), and PLAYBOY MB JV LLC, a Delaware limited liability company (“Purchaser”).
Recitals
WHEREAS, Seller is the owner and holder of the fee simple estate in and to that certain plot, piece or parcel of land described on Schedule 1, together with all easement rights appurtenant thereto, which land contains the hotel facility located at 2701, 2727 and 2731 Indian Creek Drive, 233 27th Street and 230 28th Street, Miami Beach, FL 33140, commonly known as the Freehand Miami (the “Hotel”); and
WHEREAS, Seller desires to convey to Purchaser its interest in the Property (as such term is defined in this Agreement), in exchange for the mutual covenants set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
Article IDEFINITIONS
Section 1.1Definitions. The following terms, when used in this Agreement, shall have the meanings set forth in this Section 1.1.
“Accounts Receivable” means all amounts which Seller is entitled to receive from the operation of the Hotel as of the Apportionment Time which are not paid as of such Apportionment Time including charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, spa and health club, or any other goods or services provided by or on behalf of Seller at the Hotel, including the Guest Ledger.
“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Information” has the meaning set forth in Section 8.1.
“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority or similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Apportionment Time” has the meaning set forth in Section 12.2.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Assumed Service Contracts” has the meaning set forth in Section 4.4.
“Bill of Sale” has the meaning set forth in Section 11.3(d).
“Bookings” has the meaning set forth in Section 2.1(h).
“Business Day” means any day other than Saturday, Sunday, federal holiday, or state holiday in New York or the state in which the Property is located.
“Closing” has the meaning set forth in Section 11.1.
“Closing Date” has the meaning set forth in Section 11.1.
“Closing Documents” has the meaning set forth in Section 11.2.
“Closing Escrow” has the meaning set forth in Section 11.2.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.
“Confidential Information” has the meaning set forth in Section 8.1.
“Data Site” means data site located at the following web address: [***].
“Deposit” has the meaning set forth in Section 3.2(a).
“Effective Date” has the meaning set forth in the Preamble.
“Employees” means all employees of Manager, who are employed full-time or part-time and who are assigned on a regular basis in whole or in part to physically work at the Hotel at the time in question, including, for the avoidance of doubt, any such employees who may be on layoff or a leave of absence.
“Environmental Claims” means all claims for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under the Real Property and/or the Land, or the violation of any Environmental Laws with respect to the Hotel.
“Environmental Laws” means Applicable Laws regulating or relating to any Hazardous Substances including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq., (vii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., (viii) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., (ix) the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., (x) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq., (xi) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

(to the extent it regulates exposure to Hazardous Substances), and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
“Environmental Liabilities” means all liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on the Real Property and/or the Land, and whether or not arising from the operations or activities with respect to the Hotel, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” has the meaning set forth in Section 3.2(a).
“Excluded Property” has the meaning set forth in Section 2.2.
“Existing Leases” means [***].
“FF&E” has the meaning set forth in Section 2.1(c).
“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Guest Ledgers” mean all charges accrued to the open accounts of any guests or customers at the Hotel as of the Apportionment Time for the use and occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, spa or health club, or any other goods or services provided by or on behalf of Seller at the Hotel.
“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products (excluding any substances of kinds and amounts ordinarily used or stored in similar properties for purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws), and any other material or substance which is defined as a “hazardous substance”, “hazardous waste”, “toxic waste” or “toxic substance” under any Environmental Laws.
“Hotel” has the meaning set forth in the Recitals.
“Hotel Taxes” has the meaning set forth in the definition of “Taxes.”
“Improvements” has the meaning set forth in Section 2.1(b).
“Intangible Property” has the meaning set forth in Section 2.1(g).

“Knowledge” means with respect to Purchaser, the actual knowledge of Christopher A. Riley and Bernhard L. Kohn III, and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates. Notwithstanding anything contained herein to the contrary, Purchaser shall be deemed to have knowledge of any fact, circumstance or information if this Agreement (including all exhibits and schedules hereto), Seller’s Materials or any third-party reports obtained by Purchaser or its representatives in connection with the transaction contemplated by this Agreement discloses such fact or circumstance or contains information contrary to or inconsistent with any representation or warranty of Seller contained herein.
“Land” means that certain parcel of land described on Schedule 1 annexed hereto.
“Licenses and Permits” has the meaning set forth in Section 2.1(e).
“Liquor Licenses” has the meaning set forth in Section 8.7.
“Lists” has the meaning set forth in Section 5.1(e).
“Losses” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any special, exemplary, consequential and/or punitive damages, unless any such special, exemplary, consequential and/or punitive damages are actually paid to a third party), loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Person.
“Management Agreement” means that certain Management Agreement dated as of May 14, 2026, between Seller and Manager, as amended and assigned.
“Manager” means [***].
“OFAC” has the meaning set forth in Section 5.1(e).
“Official Records” has the meaning set forth in Section 17.2.
“Order” has the meaning set forth in Section 5.1(e).
“Ordinary Course of Business” means, with respect to the Hotel, the ordinary course of business consistent with Seller’s past custom and practice for the operation of the Hotel.
“Party” or “Parties” shall mean Seller and Purchaser, individually or collectively, as the context may require.
“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
“Personal Property” has the meaning set forth in Section 2.1(g).
“Property” has the meaning set forth in Section 2.1.
“Proprietary Property” has the meaning set forth in Section 2.2(b).

“Purchase Price” means Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser’s Representatives” has the meaning set forth in Section 4.1.
“Real Property” has the meaning set forth in Section 2.1(b).
“Reimbursable Amounts” has the meaning set forth in Section 15.2.
“Sales Taxes” has the meaning set forth in the definition of “Taxes.”
“Seller” has the meaning set forth in the Preamble.
“Seller Express Representations” has the meaning set forth in Section 5.4(a).
“Seller Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants, and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing.
“Seller Related Parties” has the meaning set forth in Section 4.3.
“Seller’s Materials” means the documents or materials provided or made available by Seller to Purchaser prior to the Closing Date on the Data Site.
“Settlement Statement” has the meaning set forth in Section 12.1(a).
“Service Contracts” has the meaning set forth in Section 4.4.
“Supplies” has the meaning set forth in Section 2.1(f).
“Taxes” means any federal, state, local or foreign, real property, personal property, sales or use (such sales or use taxes being referred to herein, as “Sales Taxes”), room, occupancy, ad valorem or similar taxes (such room, occupancy, ad valorem or similar taxes being referred to herein as “Hotel Taxes”), assessments, levies, charges or fees imposed by any Governmental Authority with respect to the ownership of the Property or operation of the Hotel, including any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.
“Title Company” means Fidelity National Title Insurance Company, through its issuing agent designated by Purchaser, or such other national title insurance company as Purchaser may designate.
“Title Policy” has the meaning set forth in Section 9.1.

Article II DESCRIPTION OF THE PROPERTY; EXCLUDED PROPERTY
Section 2.1Description of the Property. Subject to the terms and provisions set forth in this Agreement, at the Closing, Seller shall sell convey, transfer, assign and deliver to Purchaser, all of Seller’s right, title and interest, if any, in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):
(a)Land. The Land;
(b)Improvements. All buildings, structures and improvements located on or affixed to the Land and all fixtures on the Land, which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);
(c)FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, building systems, vehicles, appliances, computer hardware, art work, security systems, key cards (together with all devices for coding and monogramming such key cards) and other items of tangible personal property which are located on the Land and used in the operation of the Hotel, other than such items that are leased by Seller (collectively, the “FF&E”);
(d)Assumed Service Contracts. All rights, title and interest of Seller in and to any and all Assumed Service Contracts which Purchaser elects to assume in accordance with Section 4.4;
(e)Licenses and Permits. Subject to Section 8.7, all licenses, permits, consents, authorizations, approvals, registrations and certificates of any Governmental Authority held by Seller and used in connection with the construction, ownership, occupancy or operation of the Improvements (collectively, the “Licenses and Permits”), together with any deposits made by Seller thereunder, to the extent such Licenses and Permits and deposits are transferable without material cost or liability to Seller;
(f)Supplies. All china, glassware and silverware, linens, towels, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationary, hotel services directories and other printed materials, food and beverages located at the Hotel including located in the guest rooms, and all other similar supplies and materials which are located at the Hotel, or ordered by Seller for future use at the Hotel as of the Closing (the “Supplies”);
(g)Intangible Property. All of the following owned by, issued to or licensed to Seller and used in connection with the construction, ownership, occupancy or operation of the Improvements, to the extent of Seller’s rights and interests therein and to the extent such rights and interests are transferable: (i) any assignable existing warranties and guaranties for the benefit of Seller in connection with the Property; (ii) the goodwill associated with the Hotel (but not with any Excluded Marks or other Excluded Property); (iii) the plans and specifications for the Improvements; (iv) any website content (but not any website) exclusively relating to the Hotel other than proprietary property of Manager in which Seller does not have any ownership right or interest pursuant to the terms of the Management Agreement; (v) all books and records relating to the Property that are owned or maintained by Seller (if any), other than the Proprietary Property; (vi) customer information and customer contact lists for guests, patrons and groups patronizing the Hotel; and (vii) direct dial telephone numbers for the Hotel (collectively, the “Intangible Property”, and together with the FF&E, Licenses and Permits, and Supplies, collectively, the “Personal Property”); and
(h)Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel (the “Bookings”) as of the Closing, together with all deposits held by Seller with respect thereto.

Section 2.2Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) are excluded from the Property:
(a)Cash. Except for deposits expressly included in Section 2.1, all cash on hand or on deposit in any house bank, financial institution, operating account or other account maintained in connection with the ownership or operation of the Hotel, including, without limitation, any reserve accounts established for the Hotel pursuant to the Management Agreement;
(b)Proprietary Property. Financial records and all books, records or files (whether in a printed or electronic format) of Seller or its Affiliates (excluding the books and records of the Property and records otherwise relating to liabilities assumed by Purchaser pursuant to this Agreement) and all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to an Applicable Law or a confidentiality agreement prohibiting their disclosure by any of Seller and/or its Affiliates, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any of Seller and/or its Affiliates, including, without limitation, all (A) internal financial analyses, appraisals, tax returns, financial statements, (B) corporate or other entity governance records, (C) Employee personnel files, and (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for any of Seller and/or its Affiliates in connection with the transaction described in this Agreement (the foregoing are hereinafter collectively referred to as the “Proprietary Property”);
(c)Third-Party Property. Any fixtures or personal property (located at the Property or otherwise used for Hotel services) owned by (i) the lessor under any equipment leases, (ii) the supplier or vendor under any Service Contracts or Licenses and Permits, (iii) any Employees, (iv) any guests or customers of the Hotel, (v) Manager, or (vi) any Person other than Seller;
(d)Management Agreements. Any management agreement currently in place with respect to the Property or any portion thereof, including, without limitation, the Management Agreement;
(e)Deposits. All tax deposits, utility deposits and other deposits held by parties other than Seller, unless Seller receives a credit therefor under the terms of this Agreement;
(f)Escrows. Any tax, insurance, FF&E, capital improvement, working capital and/or other escrows, impounds, accounts or reserves held by any third party, unless Seller receives a credit therefor under the terms of this Agreement;
(g)Causes of Action. Any rights held by Seller to receive or recover property, debt, or damages on a cause of action whether pending or not and whether arising in contract, tort, or otherwise, including rights to indemnification, damages for breach of warranty, claims under any insurance policies maintained by or on behalf of Seller, or any other event or circumstance, judgments, settlements, and proceeds from judgments and settlements, but only to the extent relating to the Property during Seller’s period of ownership; and
(h)Marks. Any trademarks, trade names, service marks, symbols, logos, building names, and domain names used in the operation or ownership of the Property or any part thereof, including without limitation, the federal and Florida trademark registrations for the name “Freehand” and “Freehand Miami” and the <freehandhotels.com> domain name (collectively, the “Excluded Marks”).
Section 2.3Assumed Liabilities. At Closing, Purchaser or its permitted designee shall assume (hereafter collectively referred to as the “Assumed Liabilities”) all liabilities with respect to (a) the Property and Taxes, but only to the extent first arising on or after the Closing Date; (b) the Property and Taxes disclosed in writing to Purchaser and expressly assumed by

Purchaser or against which Purchaser has expressly agreed to indemnify, release or assume responsibility against any Seller Indemnitees under any provision in this Agreement; (c) guests and customers at the Property, but only to the extent first arising on or after the Closing Date; and (d) any claim for liability, penalties, personal injury or property damage to a Person which is based on any event which occurred (or failed to occur, in the case of a payment obligation) at the Property or in connection with the Hotel after the Closing Date, including as a result of any acts or omissions of Purchaser in connection with its ownership or operation of the Hotel after the Closing Date. Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, in no event shall the Assumed Liabilities include any Sales Taxes or Hotel Taxes owed by Seller during its period of ownership of the Hotel. This Section 2.3 shall survive the Closing.
Section 2.4Allocation of Purchase Price. Seller hereby agrees that not more than [***] of the Purchase Price shall be allocated to the Land and the Improvements, and that the balance of the Purchase Price shall be allocated between FF&E and other tangible personal property and Intangible Property as set forth in Purchaser’s proposed allocation delivered pursuant to this Section 2.4. Subject to the foregoing, Purchaser and Seller shall use reasonable efforts to agree upon the allocation of the Purchase Price among (i) land, (ii) buildings and other improvements, (iii) FF&E and other tangible personal property, and (iv) Intangible Property no later than ten (10) days prior to Closing. Purchaser agrees to provide Seller with its written proposed allocation of the Purchase Price no later than twenty (20) days prior to Closing, which allocation to FF&E and other tangible personal property shall be supported by a report prepared by an independent third-party appraiser or valuation consultant selected by Purchaser; provided that Purchaser may, at its election by written notice to Seller prior to Closing, revise its allocation, and the revised allocation shall remain subject to the requirements of this Section 2.4. Seller shall accept or object to Purchaser’s proposed allocation (and any revision thereof) by written notice to Purchaser within five (5) Business Days after receipt thereof, failing which Seller shall be deemed to have accepted the same solely for the purposes set forth herein, and any objection shall be limited to whether such allocation is supported by such report. Any allocation so accepted or deemed accepted shall be set forth, by category totals only, in the Settlement Statement, and shall be binding on the Parties solely for purposes of Florida documentary stamp tax and Sales Taxes. Should Purchaser and Seller be unable to timely agree upon such allocation, then Purchaser and Seller shall be entitled to separately allocate the Purchase Price for their own account. In furtherance of the foregoing, in the event Purchaser and Seller cannot agree on allocations, Purchaser’s allocations will be used to calculate the documentary stamp tax or for any other public filing. Purchaser shall indemnify and hold Seller harmless from penalties, fines and interest arising from a challenge by a Governmental Authority to Purchaser’s allocation, and any Sales Taxes imposed on the allocations to tangible or intangible personal property, but excluding any transfer tax underpayment (provided that Seller’s liability for any such payment shall be exclusively payable from, and subject to all limitations upon, the Seller Escrow Holdback). Purchaser shall have the right, at its cost, to control the defense, contest and settlement thereof and to pay any amount asserted directly to such Governmental Authority; and Seller shall reasonably cooperate therewith and shall not settle or concede any such matter without Purchaser’s prior written consent. This indemnity shall survive Closing. For the avoidance of doubt, the allocation of the Purchase Price contemplated by this Section 2.4 shall be governed by the confidentiality provisions set forth in Section 8.1.
Section 2.5Insurance Proceeds. Notwithstanding Section 2.2(g), Purchaser shall be entitled to insurance proceeds received by Seller under claims Seller elects to pursue relating to pre-Closing liabilities not included in the Assumed Liabilities, to the extent necessary to satisfy or reimburse Purchaser for such liabilities and related defense costs, without duplication. Seller shall promptly remit such proceeds to Purchaser or apply them for Purchaser’s benefit. Seller shall have no obligation to pursue any insurance claim. This Section 2.5 shall survive Closing.
Article III PURCHASE PRICE; PAYMENT
Section 3.1Purchase Price. The purchase price for the Property is the Purchase Price.
Section 3.2Payment of Purchase Price. Purchaser shall pay the Purchase Price as follows:

(a)The sum of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (together with any interest earned thereon, collectively, the “Deposit”) on or before November 2, 2026, by wire transfer of immediately available U.S. federal funds to the Title Company, acting through its issuing agent designated by Purchaser (in such capacity, the “Escrow Agent”), in accordance with the wire instructions set forth on Exhibit C, subject to collection, or by wire transfer of immediately available federal funds. If Purchaser fails to deliver the Deposit within the time period provided for in this Section 3.2(a), Seller may terminate this Agreement immediately upon written notice to Purchaser, in which event this Agreement shall be deemed canceled and of no further force or effect, and neither Party shall have any further rights or liabilities against or to the other in respect thereof except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. The Deposit shall be nonrefundable to Purchaser (but shall remain in escrow pending the Closing), except as otherwise expressly set forth herein.
(b)The balance of the Purchase Price, after calculating the adjustments and prorations as set forth in this Agreement shall be paid to Seller on the Closing Date, simultaneously with the delivery of the Deed, by wire transfer of immediately available U.S. federal funds to an account at such bank or banks as shall be designated by Seller.
Article IV ACCESS
Section 4.1Purchaser’s Access. Subject to the provisions of Section 4.2, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers, and contractors (collectively “Purchaser’s Representatives”) shall have the right, through Closing, upon the advance notice required pursuant to Section 4.2(b), to enter upon and pass through the Property during normal business hours, in a manner not to interfere with normal business operations, to examine and inspect the same. Upon Purchaser’s reasonable request and to the extent not already provided to Purchaser, Seller shall use commercially reasonable efforts to promptly provide or make available for inspection information related to the Property set forth on Schedule 4.1 to the extent such items are in Seller’s possession or reasonable control and are not subject to confidentiality restrictions imposed by law or third-party agreements, provided that Seller shall have no obligation to provide Purchaser with any Proprietary Property or to create, compile or generate any new documents, reports or information that do not already exist in the Ordinary Course of Business. Seller makes no representations or warranties whatsoever regarding the accuracy, completeness or sufficiency of Seller’s Materials, all of which are provided “AS IS” for informational purposes only, and Purchaser acknowledges that it shall rely solely on its own independent investigation and due diligence. For the avoidance of doubt, Purchaser’s rights of access and inspection under this Article IV are granted solely as a matter of convenience to permit Purchaser to familiarize itself with the Property, and do not constitute a due diligence period or a condition to, or contingency of, Purchaser’s obligations under this Agreement.
Section 4.2Purchaser’s Right to Inspect.
(a)In conducting any inspection of the Property or otherwise accessing the Property prior to Closing, Purchaser shall at all times comply with all Applicable Laws, and neither Purchaser nor any of Purchaser’s Representatives shall: (i) contact or have any discussions with any other Person regarding the Property; (ii) report or submit any results or data from its due diligence to any Person unless required by Applicable Law; (iii) interfere with the business of Seller or Manager conducted at the Property or disturb the use or occupancy of any occupant of the Property other than, in each case, to a de minimis extent; or (iv) damage the Property.

(b)Purchaser shall schedule and coordinate all inspections of the Property or other access thereto with Seller and shall give Seller at least two (2) Business Days’ prior notice thereof. Seller shall be entitled to have a representative, environmental consultant and/or contractor present at all times during each such inspection or other access and to take split samples of any soil, groundwater, sediment or building material samples. Purchaser shall be responsible, at its sole cost and expense, for obtaining any governmental permits, approvals, or authorizations needed to complete the sampling. Purchaser agrees to pay to Seller promptly upon demand the cost of repairing and restoring any damage or disturbance that Purchaser or Purchaser’s Representatives shall cause to the Property but not for any liabilities from the mere discovery of any preexisting conditions at the Property, including hazardous substances on, or defects to, the Property, but only to the extent not generated, exacerbated, or otherwise affected by, through or under Purchaser or Purchaser’s Representatives. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser.
(c)In the event that the Closing hereunder shall not occur for any reason whatsoever, Purchaser shall promptly, at no cost to Seller: (i) return to Seller copies of all of Seller’s Materials delivered by Seller to Purchaser or shall destroy all copies and abstracts thereof, and (ii) deliver to Seller, without representation or warranty, the originals of all tests, reports and inspections of the Property made and conducted by Purchaser or Purchaser’s Representatives or for Purchaser’s benefit. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property (including soil, groundwater or sediment sampling) or any other invasive testing without the prior written consent of Seller, which consent may be withheld in the sole discretion of the Seller; provided, however, that Purchaser may, upon notice under Section 4.2(b) and with Seller’s consent not to be unreasonably withheld, conditioned or delayed, conduct limited bulk sampling of building materials for asbestos-containing materials and lead-based paint by a Florida-licensed asbestos consultant in areas not occupied by guests (and Purchaser shall pay to Seller promptly upon demand the actual cost of repairing and restoring any damage caused thereby).
(d)Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Representatives with respect to any inspection or testing of the Property by Purchaser and Purchaser’s Representatives.
(e)Purchaser’s obligations under Section 4.2(a)-(d) shall survive the termination of this Agreement.
(f)Prior to conducting any physical inspection or testing at the Property, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with Seller and its managing agent, if any, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for [***] in the aggregate. Prior to making any entry upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages.

Section 4.3Seller Indemnification. Purchaser agrees to indemnify and hold Seller and its disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors, and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Seller, the “Seller Related Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities, or expenses (including, but not limited to, reasonable attorneys’ fees, court costs, and disbursements) incurred by any Seller Related Parties and directly resulting from, relating to or in connection with Purchaser’s and/or Purchaser’s Representatives’ access to, or inspection of, the Property, or any tests, inspections, or other due diligence conducted by or on behalf of Purchaser. Purchaser’s obligations under this Section 4.3 shall survive the Closing or the termination of this Agreement.
Section 4.4Service Contracts. Notwithstanding anything contained herein to the contrary, Purchaser will not be obligated to assume any service, maintenance, management and other contracts, and all renewals, replacements, extensions of same (collectively, “Service Contracts”) of whatever nature other than those Service Contracts that Purchaser elects to assume by providing written notice to Seller of such election at least thirty (30) days prior to Closing (to the extent that such Service Contracts are assignable without third-party consent or cost to Seller) (collectively, the “Assumed Service Contracts”); provided that Purchaser shall notify Seller at least thirty (30) days prior to Closing of any Service Contract that Purchaser does not elect to assume. All Service Contracts other than the Assumed Service Contracts, including the [***] relating to the Broken Shaker (together with any side agreement relating thereto, the “Broken Shaker Agreement”), must be terminated by Seller effective on or before the Closing Date, at Seller’s sole cost and expense, and, as between Seller and Purchaser, Seller shall be solely responsible for all termination fees, severance, WARN Act and other liabilities relating to the Employees, the Management Agreement and the Broken Shaker Agreement
Section 4.5No Due Diligence Period; No Right to Terminate. Other than the environmental review period expressly provided in this Section 4.5, there is no “due diligence period” under this Agreement. Purchaser’s rights of access and inspection under this Article IV are granted to permit Purchaser to familiarize itself with the Property and do not constitute a due diligence period. Except as otherwise expressly provided in this Agreement, Purchaser shall have no right to terminate this Agreement, and no right to any refund or reduction of the Deposit or the Purchase Price, as a result of any such access, inspection or investigation of the Property. The Deposit is nonrefundable except as otherwise expressly set forth in this Agreement. Notwithstanding the foregoing, Purchaser shall have until the date that is fifteen (15) Business Days after the Effective Date to obtain, at Purchaser’s cost, a Phase I environmental site assessment of the Property prepared in accordance with ASTM E1527-21. If such assessment identifies any material recognized environmental condition not disclosed in the 2019 Phase I environmental site assessment of the Property included in Seller’s Materials, including any new release or regulatory requirement relating to the previously closed-in-place heating oil underground storage tank, Purchaser may terminate this Agreement by written notice to Seller delivered on or before such date, whereupon the Deposit shall be promptly returned to Purchaser. If Purchaser does not timely deliver such notice, Purchaser shall have no further termination right pursuant to this Section 4.5.
Article V SELLER’S REPRESENTATIONS AND WARRANTIES
Section 5.1Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction contemplated herein, Seller hereby makes the representations and warranties in this Section 5.1, subject to the limitations set forth in Section 5.2, Section 5.3 and Section 5.4.
(a)Organization and Power. Seller is duly formed and validly existing in the State of Delaware and duly qualified to do business in the State of Florida and has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

(b)Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Seller under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Seller, and the delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller, and (iii) this Agreement, the Closing Documents required to be delivered by Seller and such other documents now or hereafter to be executed and delivered by Seller under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except to the extent Purchaser itself is in default hereunder.
(c)Consents and Approvals; No Conflicts. Subject to the recordation of any Closing Documents as appropriate, and except as may be disclosed in Schedule 5.1(c), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Seller of the transaction contemplated by this Agreement, and (ii) neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transaction contemplated under this Agreement, nor compliance by Seller with any of the terms of this Agreement will: (A) violate any provision of Seller’s organizational or governing documents; or (B) violate any Applicable Law to which Seller is subject, except to the extent such violation, breach or default would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.
(d)Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.
(e)Patriot Act. Neither Seller nor any direct beneficial owner of Seller: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.
(f)Bankruptcy. Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of Seller’s property
(g)To secure Seller’s obligations and liability with respect to such representations and warranties, Seller has agreed to deposit at the Closing, out of the Purchase Price proceeds, in escrow with the Escrow Agent, an amount equal to One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Seller Escrow Holdback”), which Seller Escrow Holdback shall be held by Escrow Agent for the Survival Period in accordance with the Holdback Escrow Agreement attached hereto as Exhibit F and made a part hereof (the “Seller Escrow Holdback Agreement”); provided, that if Purchaser notifies Seller of a claim under this Agreement during the Survival Period, then the portion of the Seller Escrow Holdback claimed by Purchaser shall continue to be held by the Escrow Agent until the final resolution of such claim, but in no event for a period longer than ninety (90) days after the Closing (unless an action has been filed within such ninety (90) day period and is pending). Notwithstanding anything to the contrary contained herein, from and after Closing, Seller’s aggregate liability under this Agreement (including, without limitation, for any breach of Seller’s representations and warranties) shall be limited to the Seller Escrow Holdback, and Seller shall have no liability beyond the amount of Seller Escrow Holdback (less any amounts disbursed or released therefrom pursuant to the Seller

Escrow Holdback Agreement) or otherwise following the full disbursement and/or release of the Seller Escrow Holdback. This Section 5.1 shall survive the Closing.
Section 5.2Effect of Purchaser’s Knowledge; Survival. If Purchaser has Knowledge prior to Closing of the inaccuracy of any representation or warranty made by Seller in this Agreement and Purchaser nevertheless elects to close this transaction, such representation or warranty by Seller with respect to such matter shall be deemed to be modified to reflect Purchaser’s Knowledge, as applicable. The representations and warranties of Seller set forth in Section 5.1 shall survive the Closing until December 31, 2026 (the “Survival Period”), and any claim for breach thereof must be asserted by written notice to Seller on or before such date (which written notice shall specify the section of this Agreement that was breached, the factual basis for the claim, and a good faith estimate of damages claimed), notwithstanding Section 17.17. Any claim timely asserted in accordance with Section 5.1 shall survive until finally resolved but in no event for a period longer than ninety (90) days after the Closing (unless an action has been filed within such ninety (90) day period and is pending). Seller shall have no liability for breaches of such representations and warranties unless the aggregate Losses from such breaches exceed Twenty-Five Thousand Dollars ($25,000), whereupon Purchaser may recover all such Losses from the first dollar, subject to an aggregate liability cap equal to one percent (1%) of the Purchase Price. This Section 5.2 shall survive the Closing.
Section 5.3Limitation of Seller’s Representations and Warranties.    The representations and warranties of Seller in this Agreement and in any document to be delivered at Closing to Purchaser pursuant to this Agreement are the sole representations and warranties of Seller with respect to the transaction contemplated by this Agreement. Seller makes no representation or warranty other than those set forth herein and therein, and, except for the warranties and representations set forth herein and therein, the sale of the Property is made on an “as-is, where-is” basis, without warranty.
Section 5.4Property Condition.
(a)Disclaimer. Except for Seller’s express representations and warranties under this Agreement (or any document, affidavit or certificate executed or delivered in connection herewith) (collectively, the “Seller Express Representations”), Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written; past, present or future, of, as to, or concerning (i) the nature and condition of the Property, including but not by way of limitation, the water, soil, geology and the suitability thereof, for any and all activities and uses which Purchaser may elect to conduct thereon, income to be derived therefrom or expenses to be incurred with respect thereto, or any obligations or any other matter or thing relating to or affecting the same; (ii) the manner of construction and condition and state of repair or lack of repair of any improvements located thereon; (iii) the nature and extent of any easement, right-of-way, lien, encumbrance or license reservation; and (iv) the compliance of the Property or the operation of the Property with any laws, rules, ordinances, or regulations of any government or other body. EXCEPT FOR THE SELLER EXPRESS REPRESENTATIONS, IN CONNECTION WITH THE CONVEYANCE OF THE PROPERTY AS PROVIDED FOR HEREIN, SELLER HAS NOT MADE AND DOES NOT MAKE, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OR CONDITION OF THE PROPERTY, THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, COMPLIANCE BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY, SELLER DOES NOT MAKE ANY REPRESENTATIONS REGARDING HAZARDOUS WASTE, AS DEFINED BY THE LAWS OF THE STATE AND THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGION IN WHICH THE HOTEL IS LOCATED AND ANY REGULATIONS ADOPTED PURSUANT THERETO OR THE U. S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OF ANY HAZARDOUS WASTE OR ANY OTHER HAZARDOUS OR TOXIC SUBSTANCES IN OR ON THE PROPERTY. EXCEPT FOR THE SELLER EXPRESS

REPRESENTATIONS, PURCHASER AGREES TO ACCEPT THE PROPERTY AT CLOSING WITH THE PROPERTY BEING IN ITS PRESENT AS IS CONDITION WITH ALL FAULTS.
(b)Property Condition. PURCHASER ACKNOWLEDGES AND AGREES THAT EITHER PURCHASER IS, OR HAS ENGAGED AND IS RELYING ON PERSONS WHO ARE, EXPERIENCED IN THE OWNERSHIP, DEVELOPMENT AND/OR OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY AND THAT PURCHASER PRIOR TO THE CLOSING WILL HAVE INSPECTED THE PROPERTY OR CAUSED THE PROPERTY TO BE INSPECTED TO ITS SATISFACTION AND IS QUALIFIED TO MAKE SUCH INSPECTION. PURCHASER ACKNOWLEDGES THAT IT IS FULLY RELYING ON PURCHASER’S (OR PURCHASER’S REPRESENTATIVES’) INSPECTIONS OF THE PROPERTY AND EXCEPT FOR THE SELLER EXPRESS REPRESENTATIONS, NOT UPON ANY STATEMENT (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS (OR PURCHASER’S REPRESENTATIVES HAD), OR PRIOR TO THE CLOSING WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY); AND PURCHASER ACKNOWLEDGES THAT PURCHASER IS RELYING SOLELY UPON ITS OWN (OR ITS REPRESENTATIVES’) INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY, EXCEPT FOR THE SELLER EXPRESS REPRESENTATIONS. EXCEPT FOR THE SELLER EXPRESS REPRESENTATIONS, PURCHASER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES AND COSTS (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATED TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY ARISING OR ACCRUING FROM AND AFTER THE DATE OF CLOSING. PURCHASER EXPRESSLY WAIVES, RELEASES, AND FOREVER DISCHARGES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT PURCHASER OR ANY PERSON CLAIMING BY, THROUGH OR UNDER PURCHASER HAS OR MIGHT OTHERWISE HAVE AGAINST SELLER, OF ANY KIND OR NATURE, ACTUAL, CONTINGENT, PRESENT, FUTURE, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION SELLER’S MATERIALS AND ANY OTHER INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY, ANY CONSTRUCTION DEFECTS WITH RESPECT TO THE PROPERTY, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY, AND ANY ENVIRONMENTAL CONDITIONS AFFECTING THE PROPERTY, AND PURCHASER SHALL NOT LOOK TO SELLER OR ANY PARTY CONSTITUTING SELLER IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. ANY REPAIRS PAID FOR BY SELLER PURSUANT TO THIS AGREEMENT, IF ANY, SHALL BE DONE AT SELLER’S ELECTION IN SELLER’S SOLE DISCRETION AND WITHOUT ANY WARRANTY OR REPRESENTATION BY SELLER, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION OF ANY KIND IN CONNECTION WITH SUCH REPAIRS. PURCHASER AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN, DISCLOSED, SUSPECTED OR FORESEEABLE, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE, CONFERRED UPON PURCHASER BY VIRTUE OF THE PROVISIONS OF ANY LAW WHICH WOULD LIMIT OR DETRACT FROM THE FOREGOING GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED

CLAIMS, DAMAGES AND CAUSES OF ACTION. ACCORDINGLY, PURCHASER IS BUYING THE PROPERTY “AS IS WHERE IS WITH ALL FAULTS” AND WITHOUT REPRESENTATION OR WARRANTY OR INDEMNITY OF ANY KIND WHATSOEVER BY SELLER EXCEPT AS EXPRESSLY SET FORTH HEREIN.
Section 5.5IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATIONS TO REFLECT THAT THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. IT IS NOT CONTEMPLATED THAT THE PURCHASE PRICE WILL BE INCREASED IF COSTS TO PURCHASER ASSOCIATED WITH THE PROPERTY PROVE TO BE LESS THAN EXPECTED NOR WILL THE PURCHASE PRICE BE REDUCED IF THE PURCHASER’S PLAN FOR THE PROPERTY LEADS TO HIGHER COST PROJECTIONS.
(a)Environmental Status and Release.    Without limiting the foregoing, Purchaser acknowledges that it has had or will have an opportunity to become familiar with the environmental status of the Real Property and that Purchaser shall make its own evaluation of and business decision regarding the foregoing, without any representation or warranty by Seller or any of its Affiliates except as expressly set forth herein. Notwithstanding any indemnification obligation of Seller under this Agreement, Purchaser does hereby forever release and discharge the Seller Related Parties from any and all Environmental Claims and Environmental Liabilities; provided, however, that such release shall not apply to Seller’s fraud.
(b)Purchaser further agrees and acknowledges that, in giving the foregoing waivers and releases, it has, with its legal counsel, considered any statute or other law that might apply to and limit the effect of Purchaser’s waiver and release herein and hereby knowingly waives the benefits of any such law and intends that it not be applicable here.
(c)This Section 5.4 shall survive the Closing.
Article VI INTENTIONALLY OMITTED

Article VIIPURCHASER’S REPRESENTATIONS AND WARRANTIES
Section 7.1Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes the representations and warranties in this Section 7.1.
(a)Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing in the jurisdiction of its formation or organization, and has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby.
(b)Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Purchaser under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Purchaser, and the delivery and performance of this Agreement by Purchaser, has been duly and validly authorized by all necessary action on the part of Purchaser, and (iii) this Agreement, the Closing Documents required to be delivered by Purchaser and such other documents now or hereafter to be executed and delivered by Purchaser under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default hereunder.

(c)Consents and Approvals; No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Purchaser of its obligations under this Agreement, and (ii) neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated under this Agreement, nor compliance by Purchaser with any of the terms of this Agreement will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound, except to the extent such violation, breach or default would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.
(d)Finders and Investment Brokers. Except as expressly provided in Section 8.4 of this Agreement, neither Purchaser nor any of its Affiliates has dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement in any manner which would entitle such Person to any fee or commission by, through or under Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated in this Agreement.
(e)Patriot Act. Neither Purchaser nor any beneficial owner of Purchaser: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.
(f)ERISA. As of the Closing: (i) Purchaser will not be an employee benefit plan subject to ERISA, a plan as defined in Section 4975(e)(1) of the Code, a governmental plan, church plan, or non U.S. Plan that is subject to federal, state, local or non U.S. laws substantially similar to Section 406 of ERISA or Section 4975 of the Code (each of the foregoing is referred to collectively as “Employee Benefit Plan”); (ii) the assets of Purchaser will not constitute “plan assets” of one or more Employee Benefit Plans within the meaning of U.S. Department of Labor Regulation Section 2510.3 101, as amended by Section 3(42) of ERISA; and (iii) Purchaser will be acting on its own behalf and not on account of or for the benefit of any Employee Benefit Plan.
(g)Bankruptcy. Purchaser has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Purchaser or for the appointment of a receiver or trustee for all or any substantial part of Purchaser’s property
(h)There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits, or other legal or administrative proceedings pending or, to the best of Purchaser’s actual knowledge, threatened against Purchaser, which would have any material adverse effect on the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement, and Purchaser has sufficient liquidity to close the transactions contemplated under this Agreement.

Article VIII COVENANTS
Section 8.1Confidentiality. Seller and Purchaser shall keep confidential and not disclose to any Person the existence or any terms of this Agreement and shall not make any press notices, publicity (oral or written), advertising promotion, or public announcement disclosing or relating to the terms, conditions, or substance of this Agreement or the matters contemplated hereby (the “Agreement Information”) without obtaining the advance written consent of the other Party, and Purchaser shall not disclose to any Person or make any press notices, publicity (oral or written), advertising promotion, or public announcement disclosing or relating to any information disclosed by Seller’s Materials or received, discovered, developed or obtained by Purchaser, its Affiliates or agents with regard to the Property as a result of the access, tests and/or inspections pursuant to this Agreement (the “Confidential Information”) without obtaining Seller’s advance written consent and shall use the Confidential Information solely for the purposes of conducting the reviews and inspections contemplated by this Agreement. Notwithstanding anything herein to the contrary, (a) the foregoing restrictions shall not apply to Confidential Information that was previously or is hereafter publicly available or disclosed or is developed independently by Purchaser or Purchaser’s direct or indirect agents, representatives, principals, directors, members, partners, shareholders, Affiliates, employees, consultants, inspectors, appraisers, engineers and contractors without the use of any Confidential Information; and (b) Seller and Purchaser shall be permitted to (i) disclose any Confidential Information and/or Agreement Information (as applicable) to the extent required by court order or under Applicable Law, or in connection with any litigation involving this Agreement or the transactions contemplated hereby, or (ii) disclose any Confidential Information and/or Agreement Information (as applicable) to any Person on a “need-to-know” basis, such as their respective shareholders, partners, advisers, underwriters, analysts, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, potential lenders, investors, potential investors, accountants, managers, franchisors and such other Persons whose assistance is required to consummate the transactions contemplated in this Agreement or to whom notice of this transaction may be required pursuant to Applicable Law, or with whom communication may be required to accomplish the assignment of the Licenses and Permits; provided, however, that Purchaser or Seller (as applicable) shall, to the extent consistent with Applicable Law, (a) advise such Person of the confidential nature of such Confidential Information and/or Agreement Information (as applicable), and (b) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such information. Notwithstanding the foregoing, after Closing, either Seller or Purchaser may, with the other Party’s consent (not to be unreasonably withheld, conditioned or delayed), release a press notice relating to, or otherwise announce or disclose the acquisition of, the Property. Notwithstanding anything to the contrary in this Section 8.1, Purchaser and any direct or indirect owner of Purchaser (or Affiliate thereof) whose securities are publicly traded may, without Seller’s consent, (x) file this Agreement with, and disclose Agreement Information to, the U.S. Securities and Exchange Commission or any securities exchange to the extent it determines in good faith that such filing or disclosure is required under Applicable Law or the rules of such exchange, and (y) disclose the transactions contemplated by this Agreement in earnings calls, investor communications and press releases; provided that no such earnings call, investor communication or press release shall disclose the Purchase Price or the identity of Seller unless required under Applicable Law or the rules of such exchange. This Section 8.1 shall survive Closing and the termination of this Agreement.
Section 8.2Notices and Filings. Seller (to the extent Seller has responsibility for the same) and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no out-of-pocket cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide any required written notice to any Person under any Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property.
Section 8.3Further Assurances. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement.

Section 8.4Brokerage Commissions. If and only if the sale contemplated herein closes, Seller has agreed to pay a brokerage commission to Jones Lang Lasalle (JLL) or its Affiliate (“Seller’s Broker”), and Purchaser has agreed to pay a brokerage commission to Gale Group International of ONE Sotheby’s International Realty or its Affiliate (“Purchaser’s Broker”), pursuant to agreements between Seller and Seller’s Broker, and Purchaser and Purchaser’s Broker, respectively. Each of Seller and Purchaser agrees that should any claim be made for brokerage commissions or finder’s fees by any other broker or finder by, through or on account of any acts of said Party or its representatives, said Party will indemnify and hold the other Party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.
Section 8.5Signage Removal. Within thirty (30) days following Closing, Purchaser will “banner” or “cover” the “Freehand” name or logo, failing which upon ten (10) days prior written notice, Manager may do so at Purchaser’s expense. Within sixty (60) days after Closing, Purchaser shall commence to cause the portion of all signage containing the “Freehand”, “Freehand Miami” or “Freehand Hotels” name or logo to be replaced and continue such efforts through to completion using commercially reasonable efforts, failing which Manager may remove such portion of the signage at Purchaser’s expense upon fifteen (15) days prior written notice. The provisions of this Section shall survive the Closing without limitation.
Section 8.6Survival. The provisions of Sections 8.1-8.5 shall survive the Closing.
Section 8.7Licenses and Permits.
(a)Purchaser shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits, including, without limitation, the Licenses and Permits required for the sale and service of alcoholic beverages at the Property (collectively, the “Liquor Licenses”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authorities and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor Licenses, as of the Closing. Seller shall use all commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred free and clear of liens and mortgages, in accordance with applicable law, or new licenses and permits to be issued to Purchaser. Notwithstanding anything to the contrary in this Section, Purchaser shall not post any notices at the Property or publish any notices required for the transfer of the Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor Licenses, without the prior written consent of Seller, which consent may not be unreasonably withheld. Seller makes no representation or warranty hereunder as to whether Purchaser will be able to obtain any Licenses and Permits, including, without limitation, the Liquor Licenses with respect to the Hotel and Purchaser assumes all risk with regard thereto. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the process of obtaining new licenses and permits, Purchaser shall immediately withdraw all such applications, terminate any new licenses and permits that were issued to Purchaser, if any, and cease all other activities with respect to such new licenses and permits at Purchaser’s sole cost and expense, and shall provide Seller with written confirmation of the withdrawal of all such applications.
(b)Prior to Closing, Seller shall execute, acknowledge (as applicable) and deliver to Purchaser (1) a Florida Department of Revenue (“DOR”) Compliance form (Section 13 of DBPR of ABT-6002) fully executed by an individual on file with DABT authorized to execute on behalf of Seller for the Liquor License to facilitate DOR’s sign off of the Sales Tax portion of Section 5 of the ABT-6002 transfer form for the Liquor License; (2) a signed and notarized Affidavit of Transferor (Section 10 of DBPR ABT-6002 form), to complete Purchaser's or Purchaser’s designee’s application for the transfer of the Liquor License. If the DOR or the Florida Department of Business and Professional Regulation, Division of Hotels and Restaurants (“Hotels and Restaurants”) requires that Purchaser furnish a copy of the Affidavit of Transferor (Section 10 of DBPR ABT-6002 form) in order for Purchaser to obtain DOR’s sign off on the Sales Tax portion and Hotels & Restaurants’ sign off on the Sanitary Code

Compliance portion of Section 5 of the ABT-6002 transfer form, Seller shall release the Affidavit of Transferor to Purchaser’s counsel for the sole purpose of obtaining said sign off from the DOR and Hotels & Restaurants, however, Purchaser shall not submit and/or release the Affidavit of Transferor to DABT prior to the Closing; (3) a DOR Certificate of Compliance pursuant to Subsection 213.758(4)(a)1.a. of the Florida Statutes for Seller’s sales and use tax accounts with DOR associated with the operation of the Hotel and Land; and (4) any and all other documentation, applications and/or submittals required by any applicable authority for the transfer of the Liquor License (if permitted) or issuance of a new liquor license to Purchaser. Upon Seller’s delivery of the aforesaid executed DABT form ABT-6002 sections and confirmation of clearance of Seller’s DOR tax accounts (only to the extent necessary for Purchaser or Purchaser’s designee to obtain DOR’s completion of the Sales Tax portion of Section 5 of the ABT-6002 transfer form for the Liquor Licenses), and subject to Seller’s ongoing reasonable cooperation as aforedescribed, Purchaser shall be solely responsible for obtaining the transfer of the Liquor License (if permitted), as well as the issuance of the Temporary Liquor License as of the Closing.
Section 8.8Operations Pending Closing. From the Effective Date until the Closing, Seller shall, and shall use commercially reasonable efforts to cause Manager to, (a) operate and maintain the Hotel in substantially the same manner as operated prior to the Effective Date, subject to casualty and conditions beyond Seller’s reasonable control; (b) maintain in effect all casualty and liability insurance policies currently carried with respect to the Hotel or substantially similar coverage; (c) not enter into, amend, extend or modify any Service Contract or lease, or grant any right to use or occupy any portion of the Property (other than transient guest Bookings in the Ordinary Course of Business), without Purchaser’s prior written consent, which may be withheld in Purchaser’s reasonable discretion; and (d) not transfer or remove any FF&E except for replacement in the Ordinary Course of Business with items of substantially similar quality or the removal in the Ordinary Course of Business of immaterial or obsolete items. Seller shall provide updated records of any new or amended Bookings at Closing.
Article IX TITLE INSURANCE
Section 9.1The Parties acknowledge that Purchaser may obtain after the Effective Date (x) a commitment for title insurance issued by the Title Company (together with all instruments set forth therein, the “Title Commitment”), for an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price with respect to Purchaser’s acquisition of the Property, and (y) an updated ALTA/NSPS survey relating to the Property (the “Survey”). If any update to the Title Commitment or the Survey discloses a material adverse matter (other than a Mandatory Cure Item) not disclosed in Title Commitment No. 13443256 issued by the Title Company with an effective date of October 1, 2026 (the “Title Commitment”) or in the 2019 survey of the Property included in Seller’s Materials (a “New Matter”), Purchaser may deliver a written objection thereto within five (5) Business Days after receipt thereof. Seller shall notify Purchaser within five (5) Business Days after receipt of any such objection whether it will cure such New Matter; if Seller elects not to cure, or fails to cure by Closing, any New Matter so objected to, Purchaser may terminate this Agreement and receive a refund of the Deposit. Any New Matter to which Purchaser does not timely object shall be deemed approved by Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to object to any Mandatory Cure Item, and in no event shall any Mandatory Cure Item, constitute a Permitted Exception. Purchaser shall be obligated to accept title to the Property, subject to the following exceptions to title (the “Permitted Exceptions“):
(a)Real estate taxes and assessments not yet delinquent;
(b)The standard preprinted exclusions, if any, which appear in a standard form ALTA Owner’s Policy of Title Insurance issued by the Title Company in the state in which the Property is located;

(c)Any laws, rules, regulations, statutes, ordinances, orders or other legal requirements currently affecting the Property or hereafter imposed by any Governmental Authority, including, without limitation, all zoning, land use, building and environmental laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any;
(d)Any notices of commencement as a result of work contracted for by Seller that is ongoing, the cost of which is adjusted for as set forth herein or for which Purchaser is expressly responsible for payment pursuant any of the terms and conditions hereof, other than the [***], which Seller shall use commercially reasonable efforts to cause to be terminated on or prior to the Closing Date;
(e)The matters set forth in the Title Commitment (other than Mandatory Cure Items), matters shown on the 2019 survey of the Property included in Seller’s Materials, and such other exceptions to title or survey exceptions as may be approved or deemed approved by Purchaser pursuant to the above provisions of this Section 9.1, or as otherwise expressly permitted under this Agreement, or any exceptions resulting from the acts of Purchaser or its consultants, contractors, employees, agents or representatives;
(f)Such other exceptions as the Title Company shall commit to omit or insure over, whether such insurance is made available in consideration of payment, bonding, any indemnity that Seller may be willing (but shall not be obligated) to provide, or otherwise (subject to the terms of this Agreement); and
(g)Charges for sewer and water services that are not yet delinquent.
Section 9.2Notwithstanding the foregoing provisions of this Section 9, Seller shall be obligated to take (and hereby covenants to take) such actions as may be reasonably required by a national title insurance company so that a national title insurance company is willing to issue title insurance to Purchaser without exception for any of the following (the “Mandatory Cure Items”): (i) any mortgage or deed of trust granted or assumed by Seller and encumbering the Property, including [***], as assigned and amended, and all related assignments of leases and rents, cross-collateralization agreements and UCC financing statements; (ii) any other monetary lien (including fines and penalties for municipal violations which, through the passage of time, would result in a monetary lien (“Violations”)) placed on the Property arising by or through Seller (excluding non-delinquent real property taxes), other than claims, liens or Violations arising by or through Purchaser, including monetary liens disclosed by the municipal lien search obtained by Purchaser; (iii) any other mortgage or deed of trust financing voluntarily obtained by Seller after the Effective Date and prior to the Closing; and (iv) the Existing Leases. Notwithstanding the foregoing, (a) Seller shall have no obligation to remove or cause the removal any lien or encumbrance, or pay fines and penalties associated with any Violation, described in clause (ii) in an amount in excess of $125,000 in the aggregate, (provided that if Seller elects not to remove or cause the removal any such lien or encumbrance, or pay fines and penalties associated with any Violation, in excess of $125,000 in the aggregate, then Purchaser shall be entitled to terminate this Agreement by written notice to Seller, in which event Escrow Agent shall promptly return the Deposit to Purchaser, this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof), and (b) Seller shall use commercially reasonable efforts to cure Violations prior to Closing, but cure of the underlying Violations shall not be a condition to Closing. Subject to the limitations set forth in clause (a) above, Seller shall pay at Closing all monetary fines and penalties accrued through and including the Closing Date (including daily accruing penalties), or, to the extent not then paid, provide Purchaser a credit for the amount thereof on the Settlement Statement. Seller shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which resulted in or, if noted, would result in, a Violation being placed on the Property, except for its commercially reasonable efforts obligation above.

Article X CLOSING CONDITIONS
Section 10.1Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase the Property is expressly conditioned upon each of the following:
(a)Performance by Seller. Seller’s performance in all material respects of the obligations, covenants and deliveries required of Seller under this Agreement.
(b)Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 being true and correct in all material respects as of the Closing Date as if then made, unless otherwise specified therein.
Section 10.2Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following:
(a)Performance by Purchaser. Purchaser’s performance in all material respects of the obligations, covenants, and deliveries required of Purchaser under this Agreement.
(b)Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 7.1 being true and correct in all material respects as of the Closing Date as if then made, unless otherwise specified therein.
Section 10.3No Financing Contingency. It is expressly understood, acknowledged and agreed by Purchaser that this Agreement and Purchaser’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or obtaining or closing any financing of any type or nature whatsoever, whether by way of debt financing or equity investment, or otherwise, or upon the sale or refinance of any property of the Purchaser, and the failure of Purchaser to obtain or close any financing for any reason whatsoever shall not be a failure of condition to Purchaser’s performance hereunder. In addition, Seller will have no obligation to or privity with any lender to Purchaser.
Section 10.4Failure or Waiver of Conditions Precedent. Without limiting the rights of the Parties in Sections 18.1 and 18.2 below (as applicable), if any of the conditions set forth in Sections 10.1 or 10.2 are not fulfilled or waived, the Party benefited by such conditions may, by written notice to the other Party, terminate this Agreement, whereupon all rights and obligations hereunder of each Party shall terminate except those that expressly survive any termination. Either Party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions benefitting such Party set forth in Sections 10.1 or 10.2 above. If this Agreement is terminated as a result of the failure of any condition set forth in Section 10.1, and if Purchaser is not in default of its obligations hereunder, Escrow Agent shall promptly refund the Deposit to Purchaser, notwithstanding that the Deposit is otherwise nonrefundable. In any event, Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had Knowledge as of Closing.
Article XI CLOSING
Section 11.1Closing Date. The closing of the transactions contemplated under this Agreement (the “Closing”) shall occur on December 15, 2026, or such earlier date as may be mutually agreed upon by the parties, TIME BEING OF THE ESSENCE. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 11.2Closing Escrow. The Closing shall take place by means of a title company escrow (the “Closing Escrow”). On or prior to the Closing Date, (i) each of Seller and Purchaser shall cause its counterpart to all of the documents required to be delivered pursuant to this Agreement (the “Closing Documents”) to be deposited with Escrow Agent; and (ii) Purchaser shall cause the Purchase Price to be paid by Purchaser pursuant to Section 3.2 (as adjusted pursuant to Article XII) to be deposited with Escrow Agent. At Closing, Escrow Agent shall deliver the Closing Documents to Seller and Purchaser (as the case may be), and the Purchase Price (as adjusted pursuant to Article XII) to Seller.
Section 11.3Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with the Title Company in the Closing Escrow for the benefit of Purchaser all of the (i) documents, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items, set forth in this Section 11.3, as follows:
(a)A certificate re-making the representations and warranties set forth in Section 5.1 as of the Closing Date, subject to the limitations contained in Section 5.2, Section 5.3 and Section 5.4;
(b)A special warranty deed conveying the Real Property to Purchaser (the “Deed”) in the form of Exhibit A attached hereto;
(c)Such agreements, affidavits, evidence of Seller’s organization, authorization, power and authority, and other documents as may be reasonably required by the Title Company from Seller to issue the Title Policy;
(d)A bill of sale, assignment and assumption, conveying and transferring to Purchaser all right, title and interest of Seller, if any, in and to the Personal Property (to the extent not requiring third party consents or approvals), substantially in the form attached hereto as Exhibit B and made a part hereof (the “Bill of Sale”);
(e)Any required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any Governmental Authority in connection with the transactions contemplated hereunder;
(f)An assignment of all Seller’s right, title and interest in and to the Assumed Service Contracts, substantially in the form attached hereto as Exhibit D and made a part hereof;
(g)An owner’s affidavit in the form of Exhibit E attached hereto;
(h)A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code and any other corresponding state form required;
(i)An executed counterpart to the Settlement Statement;
(j)A copy of the written notice of termination of the Broken Shaker Agreement [***], effective on or before the Closing Date; and
(k)Such other documents and instruments as may be reasonably requested by the Title Company in order to consummate or better effectuate the transactions contemplated in this Agreement.
Section 11.4Purchaser’s Deliveries. At or prior to the Closing, to the extent noted below, Purchaser shall deliver or cause to be delivered to Seller or such other Party as noted below or deposited with Escrow Agent in the Closing Escrow for the benefit of Seller all of the (i) documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items, set forth in this Section 11.4, as follows:
(a)A certificate re-making the representations and warranties set forth in Section 7.1 as of the Closing Date;

(b)The Purchase Price to be paid by Purchaser pursuant to Section 3.2;
(c)Any required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any Governmental Authority in connection with the transactions contemplated hereunder;
(d)A counterpart of each of the documents and instruments to be delivered by Seller under Section 11.3 which requires execution by Purchaser;
(e)An executed counterpart to the Settlement Statement;
(f)An affidavit complying with the requirements set forth in Sections 692.202(5), 692.203(6), and 692.204(6) of the Florida Statutes; and
(g)Such other documents and instruments as may be reasonably requested by the Title Company in order to consummate or better effectuate the transactions contemplated in this Agreement.
Article XII

CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS
Section 12.1General. Seller shall pay (i) taxes on the transfer of the Property and/or the recording of the Deed; (ii) the cost of recording any instruments required to discharge any liens or encumbrances against the Property required to be discharged by Seller at Closing, or for title matters Seller has agreed in writing to cure, (iii) applicable state and county documentary stamp or other taxes on the transfer of the Property, (iv) any delinquent real estate taxes due in connection with the Real Property at Closing; and (v) the commission to Seller’s Broker pursuant to Section 8.4. Purchaser shall pay all other costs and expenses of this transaction including, if applicable, (i) Sales Taxes or other taxes imposed on the allocations to tangible or intangible personal property, (ii) the cost of the Title Commitment and Title Policy including any premiums associated with the Title Policy or endorsements thereto, (iii) the Escrow Agent’s fees, (iv) Survey costs and other costs associated with Purchaser’s due diligence, (v) costs and expenses for or in connection with any loan obtained by Purchaser in connection with the purchase of the Property or otherwise (including any intangibles, documentary and other taxes and the cost of any lender’s title insurance policy), and (vi) the commission to Purchaser’s Broker pursuant to Section 8.4. Each Party shall pay the fees of its own attorneys, accountants and other professionals. The provisions of this Section 12.1 shall survive Closing and the delivery of the Deed and shall not be deemed merged into the Deed or any instrument of conveyance delivered at Closing.

Section 12.2Prorations. The following are to be apportioned between Purchaser and Seller as of 12:01 a.m. on the Closing Date (the “Apportionment Time”):

(a)All real estate taxes and assessments imposed by any governmental authority, any charges or assessments imposed by private covenant constituting a lien on the Property and vault taxes, and any personal property taxes shall be prorated between Seller and Purchaser on a cash basis, i.e., real estate taxes and assessments for 2025 payable in 2026 shall be prorated between Seller and Purchaser based on the number of days from January 1, 2026 up to, but excluding the day of Closing and the number of days remaining in calendar year 2026, including the day of Closing. If at Closing Seller has already paid the 2025 taxes payable in 2026 (or any portion thereof), Seller shall be entitled to receive at Closing the difference between the amount paid and Seller's share of the prorated amount. If the exact amount of taxes payable in the calendar year in which the Closing occurs is not known at Closing, the proration will be based on an amount equal to 100% of the most recent full year tax bill that is available, taking into account any applicable discounts afforded by the applicable taxing authority (e.g., 4% discount on property taxes paid by November 30, 2026). Any refunds of real estate taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date). Real estate taxes and assessments attributable to the Property and payable during subsequent calendar years shall be paid by Purchaser (without regard to the year for which such taxes were assessed). Seller shall have no obligation to discharge any special assessments or similar impositions levied or imposed against the Property and payable after the Closing Date, and Purchaser shall acquire the Property subject to the remaining balances of such assessments and impositions. Prorations of all such real estate taxes and assessments shall be final as of the Closing Date. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property resulting from or after the consummation of the transactions described in this Agreement, as between Purchaser and Seller, Purchaser hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all claims and liability for such taxes. Such indemnity shall survive the Closing;
(b)Water, sewer, gas, electric, vault and fuel charges, if any;
(c)Operating expenses for the Property, including sums due or already paid pursuant to any Service Contracts (excluding any prepaid or upfront monies paid to Seller under any Service Contracts) that are assigned to Purchaser;
(d)Amounts paid pursuant to all transferable Licenses and Permits, if any, on the basis of the fiscal year for which levied;
(e)Assessments (other than real property taxes) but only for the annual installment for the fiscal year in which Closing occurs; and
(f)All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between Seller and Purchaser accordingly.
Section 12.3Accounts Receivable.
(a)Guest Ledgers. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledgers for all room nights up to (but not including) the night during which the Apportionment Time occurs, and (ii) one-half (½) of all amounts charged to the Guest Ledgers for the room night which includes the Apportionment Time, and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledgers.
(b)Accounts Receivable (Other than Guest Ledgers). Seller shall retain the right to collect all Accounts Receivable (other than the Guest Ledgers pursuant to Section 12.3(a), or any other items of income for which Seller receives a credit pursuant to Section 12.2), and neither Seller nor Purchaser shall receive a credit for the Accounts Receivable. Purchaser shall cooperate with Seller in collecting the Accounts Receivable, at no cost or expense to Purchaser other than any de minimis cost and expense or any cost or expense which Seller agrees in writing to reimburse. If any Accounts Receivable attributable to the period prior to the Closing Date (including any amounts paid under the Service Contracts which are attributable to the period prior to the Closing) are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser promptly upon receipt but in no event later than ten (10) days after the end of each calendar month and shall provide the appropriate Seller with an accounting of all such receipts of the end of each calendar month.
Section 12.4Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Article XII, (a) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel incurred in the Ordinary Course of Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing and Seller shall receive a credit for all advance payments or deposits made with respect to FF&E and

Supplies ordered, but not delivered to the Hotel prior to the Closing Date as set forth on a schedule to be delivered by Seller to Purchaser within two (2) Business Days prior to the Closing Date, and (b) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable.
Section 12.5Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel, and such cash shall be transferred to Purchaser.

Section 12.6Unopened Inventory. Seller shall receive a credit in an amount equal to Seller’s actual cost of all Supplies to the extent in unopened cartons, food and beverage, and other retail inventory including alcoholic beverages.
Section 12.7Bookings. Purchaser shall receive a credit for all prepaid amounts, including deposits and prepaid room charges, for Bookings attributable to the period on or after the Closing Date; travel agents’ commissions, if any, shall be apportioned consistent with the allocation of the Hotel’s room revenues referable to each such travel agent. Purchaser shall honor all Bookings in accordance with the terms thereof which relate to the period after the Closing Date.
Section 12.8Final Adjustments. If final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article, if any, then Purchaser and Seller agree to allocate such items on a fair and equitable basis (based on reasonable estimate therefor) at Closing, and such adjustments at Closing shall be final and binding. Purchaser and Seller agree there shall be no adjustments after Closing.

Section 12.9Actual Number of Days. All prorations and/or adjustments provided for in this Agreement will be made based on the actual number of days in the month, unless specifically stated otherwise.

Article XIII SETTLEMENT STATEMENT
Section 13.1Settlement Statement. Seller and Purchaser shall jointly prepare and agree upon a settlement statement (the “Settlement Statement”) which shall set forth the transaction costs payable by Seller and Purchaser pursuant to this Agreement. The Settlement Statement shall be approved and executed by Seller and Purchaser, it being understood and agreed that the Settlement Statement shall be binding and conclusive on Seller and Purchaser with respect to the items set forth in the Settlement Statement.
Article XIV WAIVER OF DAMAGES
Section 14.1Waiver of Damages. In no event shall either Seller or Purchaser be liable to the other for consequential, punitive or exemplary damages, whatever the nature of a breach by such breaching Party of its obligations under this Agreement, and each of Seller and Purchaser hereby waives all claims for consequential, punitive or exemplary damages it may have against the other Party.
Article XV FIRE OR OTHER CASUALTY; CONDEMNATION
Section 15.1Seller agrees between the date hereof and the date of Closing (a) to maintain its present property insurance policy including fire and extended coverage or substantially similar coverage, and (b) to give Purchaser prompt notice of any fire or other casualty occurring at the Property of which Seller obtains knowledge, or of any actual or threatened condemnation of all or any part of the Property of which Seller obtains knowledge.

Section 15.2If prior to the Closing there shall occur (a) damage to the Property caused by fire or other casualty which would cost in an amount equal to twenty-five percent (25%) of the Purchase Price or more to repair or (b) a taking by condemnation of any part of the Property where the award for the taking by eminent domain is reasonably estimated to be twenty-five percent (25%) or more of the Purchase Price, or any taking of access to the Property, then, and in either such event, Purchaser may elect to terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice referred to in Section 15.1 hereof, or at the Closing, whichever is earlier, in which event the Deposit shall be refunded to Purchaser, and this Agreement shall thereupon be null and void and neither Party hereto shall thereupon have any further obligation to the other, except the provisions of hereof that expressly survive such termination. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as herein provided, without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, all of Seller’s interest in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, shall deliver to Purchaser any such proceeds or awards actually theretofore paid, less any out-of-pocket amounts (the “Reimbursable Amounts”) (i) actually and reasonably expended or incurred by Seller in adjusting any insurance claim or negotiating and/or obtaining any condemnation award (including, without limitation, reasonable attorneys’ fees and expenses) and/or (ii) theretofore actually and reasonably incurred or expended by or for the account of Seller for the cost of any compliance with laws, protective restoration or emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carriers for such expenditures), and Seller shall pay to Purchaser the amount of the deductible, if any, under Seller’s property insurance policy(ies), less all Reimbursable Amounts not received by Seller from any insurance proceeds or condemnation awards paid to Seller prior to the Closing. The proceeds of rent and/or other business interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.
Section 15.3If, prior to the Closing, there shall occur (a) damage to the Property caused by fire or other casualty which would cost less than an amount equal to twenty-five percent (25%) of the Purchase Price to repair, or (b) a taking by condemnation of any part of the Property where the award for the taking by eminent domain is reasonably estimated to be less than twenty-five percent (25%) of the Purchase Price, then, and in either such event, neither Party shall have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall assign to Purchaser at the Closing, by written instrument in form and substance reasonably satisfactory to Purchaser, all of Seller’s interest in any pending claims, insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or shall deliver to Purchaser any such proceeds or awards actually theretofore paid, in each case less any Reimbursable Amounts, and Seller shall pay to Purchaser the amount of the deductible, if any, under Seller’s property insurance policy(ies), less all Reimbursable Amounts not received by Seller from any insurance proceeds or condemnation awards paid to Seller prior to the Closing. The proceeds of rent and/or other business interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.
Section 15.4Nothing contained in this Section 15 shall be construed to impose upon Seller any obligation to repair any damage or destruction caused by fire or other casualty or condemnation.
Section 15.5In the event Purchaser does not elect to terminate this Agreement in accordance with Section 15.2 above, or upon the occurrence of the events set forth in Section 15.3 above, Seller shall have the exclusive right to negotiate, compromise or contest the obtaining of any insurance proceeds and/or any condemnation awards, provided that, if a casualty or condemnation shall occur as to which Purchaser does not have a termination right, Purchaser shall have the right to consent to any such settlement, which consent shall not be unreasonably withheld, conditioned or delayed, provided further that, in the case of a casualty, Purchaser shall not have any right to so consent if Purchaser caused or allowed to be caused the casualty in question.

Article XVIINTENTIONALLY OMITTED

Article XVII MISCELLANEOUS PROVISIONS
Section 17.1Notices.
(a)Method of Delivery. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by electronic mail, provided that a copy is also delivered by another method of delivery approved hereunder, or (iii) by nationally recognized overnight courier service at the following address (or to such other address as Seller or Purchaser may designate from time to time pursuant to Section 17.1(c)):
If to Purchaser:
Playboy MB JV LLC
c/o Playboy Enterprises, Inc.
[***]
With a copy to:
[***]

With a copy to:
[***]
With a copy to:
Holland & Knight LLP
[***]
If to Seller:
Freehand Indian Creek LLC
c/o Queensgate Investments LLP
[***]

With a copy to:
Brown Rudnick LLP
[***]

With a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
[***]

If to Escrow Agent:
Old Republic National Title Insurance Company
[***]

If to Title Company
Old Republic National Title Insurance Company
[***]

(b)Receipt of Notices. All Notices sent by Seller or Purchaser (or their respective counsel pursuant to Section 17.1(d)) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the mailing address or email address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address and such recipient Party failed to provide the sending Party with its current address pursuant to this Section 17.1(b).
(c)Change of Address. Seller and Purchaser and their respective counsel shall have the right to change their respective address and/or email address for the purposes of this Section 17.1 by providing a Notice of such change in address as required under this Section 17.1(c).
(d)Delivery by Party’s Counsel. Seller and Purchaser agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.
Section 17.2No Recordation. Neither this Agreement, nor any memorandum or other notice of this Agreement, shall be recorded in any public records prior to the Closing without Seller’s and Purchaser’s prior written consent, which consent may be withheld in such Party’s sole discretion; provided that no consent shall be required if such recordation is incident to and required in order to pursue an action for specific performance permitted under this Agreement. It shall be deemed a material breach of this Agreement should Purchaser record this Agreement or any memorandum or other document referencing this Agreement in any official records or county clerk’s office or other public records (the “Official Records”) in violation of this Section 17.2. In addition to other remedies available to Seller pursuant to this Agreement, at law and in equity, in the event of such a breach, Purchaser shall immediately record a release of Agreement or memorandum in the Official Records. In the event Purchaser fails to file such release within three (3) Business Days following its receipt of notice from Seller to do so, then Seller shall have the right to file such release on behalf of Purchaser.
Section 17.3Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.
Section 17.4Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; except that Purchaser may assign this Agreement without the prior written consent of Seller, upon written notice to Seller at least three (3) Business Days prior to Closing, to (i) any Affiliate of Purchaser, or (ii) any entity controlled by, or under common control with, one or more of Purchaser, Infinity Real Estate, Think Hospitality, Playboy, Inc. or their respective Affiliates (including any joint venture or fund formed among them); and provided, however, that Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such assignment.
Section 17.5Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns pursuant to Section 17.4.

Section 17.6Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns pursuant to Section 17.4.
Section 17.7Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Florida, without giving effect to any principles regarding conflict of laws. Any action or proceeding brought by either Seller or Purchaser in connection with this Agreement or the transactions contemplated hereby shall be brought in Miami-Dade County, Florida.
Section 17.8Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
(a)Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.
(b)All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
(c)Each of Seller or Purchaser and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
(d)The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
(e)The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”
(f)The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard by which the determination of such Party must be made.
Section 17.9Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.
Section 17.10WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW FROM TIME TO TIME, SELLER AND PURCHASER HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.
Section 17.11Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Seller or Purchaser to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, of the substantially prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered. This Section 17.11 shall survive the termination of this Agreement and the Closing.

Section 17.12Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.
Section 17.13Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Purchaser on or prior to the date of this Agreement with respect to the transactions contemplated in this Agreement.
Section 17.14Amendments to Agreement. No amendment, supplement or other modification to any terms of this Agreement, or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by Seller and Purchaser.
Section 17.15Limitation on Liability. The obligations of the Parties under this Agreement and under all of the other documents executed in connection herewith are intended to be binding only on the property of such Party and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Related Parties (as hereinafter defined). For purposes hereof, “Related Parties” means, respectively, each Party’s Affiliates, investment advisors, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns. This Section 17.15 shall survive the Closing or earlier termination of this Agreement.
Section 17.16PDF.; Counterparts. Seller and Purchaser may deliver executed signature pages to this Agreement by pdf file to the other Party, which pdf file shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.
Section 17.17Merger. Except for the provisions of this Agreement which are explicitly stated to survive Closing, (a) none of the terms of this Agreement shall survive Closing, and (b) the delivery of the Purchase Price and the Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Purchaser and Seller to be performed hereunder.
Section 17.18Escrow Provisions.
(a)The Parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience and that the Escrow Agent shall not be deemed to be the agent of any of the parties. Escrow Agent shall not be liable to any party for any act or omission in connection with its duties hereunder except to the extent fully determined to have resulted from Escrow Agent’s gross negligence or willful misconduct. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder (except to the extent resulting from its breach of this Agreement or its gross negligence or willful misconduct).
(b)If at any time after the Effective Date this Agreement shall be amended by Purchaser and Seller in writing, it shall not be necessary for Escrow Agent to join in or execute such amendment, provided that no such amendment may specifically modify Escrow Agent’s express obligations set forth in this Agreement. It is understood and agreed that an amendment to any time period or deadline set forth in this Agreement shall not be deemed an amendment to Escrow Agent’s express obligations of this Agreement requiring Escrow Agent’s acknowledgment. Copies of any amendment to this Agreement may be delivered by either party to Escrow Agent. Upon receipt of any such amendment, Escrow Agent shall observe and comply with the terms of any such amendment made in accordance herewith.

(c)The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Purchaser.
(d)The Escrow Agent shall hold the Deposit in escrow in an interest-bearing bank account reasonably approved by Seller and Purchaser (the “Deposit Escrow Account”) provided Seller or Purchaser provides to Escrow Agent a completed current W-9 form. Escrow Agent shall not be liable for any failure, refusal, insolvency, or inability of the depository into which the Deposit is deposited to pay the Deposit at Escrow Agent's direction, or for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account.
(e)The Escrow Agent shall hold the Deposit in escrow in the Deposit Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Agreement. At the Closing, the Deposit shall be paid by the Escrow Agent to, or at the direction of, Seller and credited against the Purchase Price. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent, with a copy of such notice to the other party, for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from such other party within five (5) Business Days after the giving of such notice by the Escrow Agent, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of the court of Miami-Dade County, Florida. The Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
(f)For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Purchaser hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.
Section 17.19Notice to Guests. At Purchaser’s written request, Seller shall send an announcement to all guests and customers at the Hotel as of the Closing and all Persons who have Bookings at the Hotel as of the Closing informing such Persons of the change in ownership of the Property and operation of the Hotel, in form and substance reasonably acceptable to the Parties. For the avoidance of doubt, if Purchaser does not provide such written request, then Seller shall not send any such announcement as contemplated in this Section 17.19.
Section 17.20Radon Gas Disclosure. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

Section 17.21Tax Clearance. Seller shall deliver to Purchaser the DOR Certificate of Compliance described in Section 8.7(b)(3), dated not more than fifteen (15) days prior to the Closing Date, confirming that Seller has no unpaid taxes within the meaning of Fla. Stat. § 213.725 (i.e., taxes administered by the DOR arising from the operation of the Hotel), or, in lieu thereof, Purchaser being entitled to withhold from the Purchase Price and deposit with Escrow Agent an amount sufficient to satisfy any such taxes, as required under Section 213.758, Florida Statutes. Any such escrowed amounts shall be held pursuant to a commercially reasonable escrow agreement to be executed by Purchaser, Seller and Escrow Agent at Closing, shall be used solely for payment of any such unpaid taxes for periods prior to the Closing Date, and upon payment thereof, any remaining amounts shall be released to Seller upon delivery of an updated DOR Certificate of Compliance or other written evidence that such taxes have been paid. This Section 17.21 shall survive the Closing.
Section 17.22Reports. Purchaser shall, promptly upon receipt, deliver to Seller copies, as well as any subsequent updates or revisions, of (i) the Title Commitment, (ii) the Survey, and (iii) any updated Phase I environmental site assessment obtained by Purchaser. This Section 17.22 shall survive the termination of this Agreement.
Article XVIII DEFAULT
Section 18.1Default by Purchaser. IF PURCHASER BREACHES OR OTHERWISE DEFAULTS UNDER THIS AGREEMENT OR OTHERWISE FAILS TO CONSUMMATE THIS AGREEMENT FOR ANY REASON OTHER THAN SELLER’S DEFAULT OR THE PERMITTED TERMINATION OF THIS AGREEMENT BY EITHER SELLER OR PURCHASER AS PROVIDED FOR IN THIS AGREEMENT, SELLER WILL BE ENTITLED, AS ITS SOLE REMEDY, TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT. IT IS AGREED BETWEEN SELLER AND PURCHASER THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH ARE IMPRACTICAL TO ASCERTAIN, AND THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE THEREOF. NOTWITHSTANDING THE FOREGOING, SELLER SHALL RETAIN ALL ITS RIGHTS PURSUANT TO THIS AGREEMENT, AT LAW, AND/OR IN EQUITY, AND NOTHING CONTAINED IN THIS SECTION 0, WILL LIMIT (I) THE LIABILITY OF PURCHASER UNDER (A) ANY INDEMNITY PROVIDED BY PURCHASER UNDER THIS AGREEMENT, (B) ANY OF THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED TO SELLER PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, OR (C) ANY ACTIONS COMMENCED AFTER CLOSING WITH RESPECT TO ANY OBLIGATION OR REPRESENTATION OF EITHER SELLER OR PURCHASER, WHICH BY THE TERMS OF THIS AGREEMENT SURVIVES CLOSING, INCLUDING BUT NOT LIMITED TO, PROVISIONS REGARDING CONFIDENTIALITY AND PAYMENT OF BROKERAGE FEES; OR (II) SELLER’S RIGHT TO PURSUE ANY AND ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IN THE EVENT THAT FOLLOWING TERMINATION OF THIS AGREEMENT, PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER ASSERTS ANY CLAIMS OR RIGHT TO THE PROPERTY THAT WOULD OTHERWISE DELAY OR PREVENT SELLER FROM HAVING CLEAR, INDEFEASIBLE AND MARKETABLE TITLE TO THE PROPERTY.

Section 18.2Default by Seller. In the event Seller shall refuse or fail to convey the Property as herein provided for any reason other than (i) a breach or default by Purchaser under this Agreement, or (ii) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property, then Purchaser’s sole remedies will be either to: (a) terminate this Agreement and receive a refund of the Deposit, together with reimbursement by Seller of Purchaser’s documented out-of-pocket costs incurred in connection with this Agreement, not to exceed $150,000, in the aggregate, or (b) commence, within thirty (30) days of the date Closing was to have occurred, and diligently prosecute an action in the nature of specific performance; provided that if specific performance is unavailable due to Seller’s intentional act (including conveyance of the Property to a third party), Purchaser may pursue damages, which shall be limited to the sum of (x) the positive difference, if any, between the Purchase Price and any higher purchase price paid by such third-party purchaser, and (y) Purchaser’s documented out-of-pocket costs incurred in connection with this Agreement not to exceed $150,000, in the aggregate. If Purchaser properly terminates this Agreement under clause (a) above in this Section 18.2, thereafter neither Party shall have any rights or obligations under this Agreement, other than obligations that expressly survive the termination of this Agreement. Except as set forth above, Purchaser shall not have available to it an action at law for damages, and Purchaser agrees not to file a lis pendens or other similar notice against the Property, except in the event that Purchaser files a claim against Seller for specific performance under this Agreement. Notwithstanding anything herein to the contrary, if Seller properly terminates this Agreement pursuant to a right given to it hereunder and Purchaser, without a good faith basis, takes any action which interferes with Seller’s ability to sell, exchange, transfer, lease, dispose of, or finance the Property (including, without limitation, the filing of any lis pendens or other form of attachment against the Property other than in connection with an action for specific performance permitted hereunder), then Purchaser shall be liable for all actual losses, costs, damages, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees, court costs, and disbursements, but excluding consequential damages) incurred by Seller by reason of such action.
Article XIX
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Signatures on following pages]

IN WITNESS WHEREOF, Seller and Purchaser each have caused this Agreement to be executed as of the Effective Date.
SELLER:

FREEHAND INDIAN CREEK LLC, f/k/a Sydell Indian Creek LLC,
a Delaware limited liability company

By: /s/ Jueane Thiessen
Name: Jueane Thiessen
Title: Treasurer
[Signature Page – Freehand Miami – Purchase and Sale Agreement]

PURCHASER:

PLAYBOY MB JV LLC,
a Delaware limited liability company

By: /s/ Bernhard L. Kohn III
Name: Bernhard L. Kohn III
Title: Chief Executive Officer & President

[Signature Page – Freehand Miami – Purchase and Sale Agreement]